i-80 Gold Reports Fourth Quarter and Full Year 2025 Results;
Continues to Advance Development Plan

TORONTO, ON, February 19, 2026 – i-80 GOLD CORP. (TSX:IAU) (NYSE American:IAUX) (“i-80 Gold” or the “Company”) reports its operating and financial results, as well as development highlights, for the fourth quarter and full year ended December 31, 2025.

“In 2025 we made significant progress in advancing our development plan and recapitalizing the Company’s balance sheet," said Richard Young, President & CEO. "We advanced technical and permitting work, as well as exploration and infill drilling programs across our gold projects in the development plan. We also completed the Lone Tree refurbishment study which underpins our hub and spoke processing strategy for our three high-grade underground mines. We are targeting to complete our recapitalization plan by the end of the first quarter, which is expected to fully fund phase one and two of our development plans while also providing flexibility and optionality for both our near-term and longer-term growth plans, at competitive costs.”

“As we enter 2026, we look forward to ramping up production at Granite Creek, beginning the refurbishment of our Lone Tree Plant, commencing mining at our second underground mine Archimedes, and continuing to advance our technical and permitting work on our remaining projects, in particular at Mineral Point, our large open pit heap leach project. We anticipate this year to be another transformational year for i-80 Gold,” added Mr. Young.

2025 FINANCIAL, OPERATING AND DEVELOPMENT HIGHLIGHTS
Three and twelve months ended December 31, 2025 compared to three and twelve months ended December 31, 2024
Unless otherwise stated, all amounts referred to herein are in U.S. dollars.
Fourth Quarter
•Revenue from gold sales for the quarter was $21.3 million, from 5,477 ounces(1) at an average realized gold price(2) of $3,887 per ounce compared to revenues of $23.2 million from gold sales of 9,053 ounces(1) at an average realized gold price(2) of $2,560 per ounce. The Company held a higher inventory balance during the fourth quarter due primarily to the timing of third-party processing. The stockpile balance was over 6,500 recovered ounces of gold which is expected to be processed during the first quarter of 2026.
•Gross profit increased to $4.7 million from $1.8 million compared to the year prior, due primarily to a stronger gold price. Granite Creek generated gross profit for the second half of 2025.

•Net loss increased to $85.6 million compared to $17.7 million due primarily to non-cash fair value revaluations on derivative financial instruments of $21.5 million driven by stronger metal prices and the Company's increased share price. Additionally, a non-cash write-down of $26.2 million related to Lone Tree Plant assets that were identified as redundant following the completion of the related engineering study, and higher pre-development, evaluation and exploration expenses were incurred as the Company advances multiple projects. Upon declaration of mineral reserves, certain pre-development, evaluation, and exploration expenditures currently expensed will be capitalized.

•Adjusted loss increased to $37.8 million compared to $25.0 million due to increased spending on pre-development, evaluation and exploration expenses.

•Cash used in operating activities of $34.3 million increased compared to $9.2 million in the year prior as a result of increased pre-development, evaluation, and exploration expenses.
•Cash and cash equivalents of $63.2 million as at December 31, 2025, a decrease of $39.6 million compared to September 30, 2025, primarily due to cash used in pre-development, evaluation, and exploration expenses, capital expenditures on property, plant, and equipment primarily for the Lone Tree Plant study, the repayment of the Sprott Convertible Loan and a build up of finished goods and stockpile at year-end.

•Completed the Lone Tree Plant engineering study which confirmed plant design, processing capacity, and scope of work, resulting in a capital cost estimate of $412 million, inclusive of contingency, owner's cost and first fills, plus $18 million in capital spares for a total of $430 million.

Year Ended December 31, 2025
•Revenue from gold sales increased to $95.2 million from $50.3 million in the prior year which represented 28,196 ounces(1) at an average realized gold price(2) of $3,368 per ounce, compared to gold sales of 21,527 ounces at an average realized gold price(2) of $2,332 per ounce as mining activity at Granite Creek increased.

•Achieved 2025 guidance with 31,930 ounces of consolidated gold output, an increase from the prior year as mining activities continued to ramp up at Granite Creek underground.
•Gross profit improved to $11.5 million from a gross loss of $15.7 million due to increased revenue. Granite Creek generated gross profit for the second half of 2025.
•Net loss of $198.8 million compared to $121.5 million in the prior year was higher due to other expenses from non-cash fair value revaluation losses, a non-cash write-down, and higher pre-development, evaluation and exploration expense as the Company advanced multiple projects within its development plan partially offset by higher gross profit.

•Adjusted loss increased to $122.9 million from $111.2 million due to increased spending on pre-development, evaluation, and exploration expenses as the Company advanced multiple projects within its development plan, partially offset by higher gross profit.
•Cash used in operating activities was $83.6 million, comparable to $82.5 million in the prior year.

•Cash balance of $63.2 million as at December 31, 2025, an increase of $44.2 million during the year due to proceeds from the brokered and private placements and higher gross profit, partially offset by a principal repayment on the Company's Gold Prepay and Silver Purchase Agreement, along with its convertible loan with Sprott Capital Partners.
•Completed approximately 37,000 meters of drilling across the portfolio, including mineral resource definition drilling at Granite Creek underground to support a planned feasibility study, technical drilling at Mineral Point open pit, infill drilling at Archimedes underground to enhance mineral resource definition ahead of mining, and resource definition and geotechnical drilling at Cove underground to support a planned feasibility study.

•Total Recordable Injury Frequency Rate improved to 0.62 compared to 1.27 in the year prior.

•Strengthened technical leadership with the appointment of a new Chief Operating Officer and added depth across core management roles in operations, technical services and permitting.

•Received all required permits and commenced construction for the upper level of the Archimedes underground project — the Company's second underground mine — marking a key milestone in Phase one of its development plan.

•Commenced early works activities for the Lone Tree Plant refurbishment under a limited notice-to-proceed, followed by the completion of the engineering study of the refurbishment design and the capital costs.

•Stabilized groundwater inflow at Granite Creek underground — the Company's first brownfield project to be redeveloped — through enhanced dewatering infrastructure and a predictive groundwater model, improving development and mining rates.

		Three months ended December 31,		Twelve months ended December 31,
		2025	2024	2025	2024
Revenue	$000s	21,290	23,228	95,193	50,335
Gross profit (loss)	$000s	4,684	1,803	11,506	(15,723)
Net loss	$000s	(85,559)	(17,730)	(198,847)	(121,533)
Loss per share	$/share	(0.10)	(0.04)	(0.30)	(0.34)
Adjusted loss[1]	$000s	(37,779)	(24,995)	(122,920)	(111,221)
Adjusted loss per share[1]	$/share	(0.05)	(0.06)	(0.18)	(0.31)
Cash flow used in operating activities	$000s	(34,310)	(9,223)	(83,591)	(82,501)
Cash and cash equivalents	$000s	63,240	19,001	63,240	19,001
Drilling	meters	13,193	8,087	36,514	32,376
Gold produced	oz	5,674	6,359	31,930	26,264
Gold ounces sold[1]	oz	5,477	9,053	28,196	21,527
Average realized gold price[2]	$/oz	3,887	2,560	3,368	2,332
Notes to table above: 1.Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 59% in 2025 (2024 - 58%).
2.This is a Non-GAAP Measure; please see “Non-GAAP Financial Performance Measures” section.

DEVELOPMENT PLAN AND RECAPITALIZATION

In 2025, i-80 Gold focused on advancing its three-phased development plan to create a mid-tier gold producer by the early 2030s. Phase one includes the ramp up of Granite Creek underground, the construction of the Archimedes underground mine, and the refurbishment of the Company’s Lone Tree Plant which will act as a central processing facility. This phase is expected to increase i-80 Gold’s production to between 150,000 to 200,000 ounces of gold(3) from less than 50,000 ounces currently. Phase two involves the development of the Cove underground project and Granite Creek open pit, which is expected to increase companywide production to between 300,000 to 400,000 ounces of gold(3). Phase three is expected to bring Mineral Point, a large open pit heap leach project, into operation increasing production levels to over 600,000 ounces of gold(3).

During the year, the Company significantly strengthened its balance sheet through several financing initiatives which ultimately culminated in the significant financing package announced in February 2026. The financing package of up to $500 million consists of a royalty sale of $250 million with Franco-Nevada Corporation, and a gold prepayment facility with National Bank of Canada and Macquarie Bank Limited for an initial $150 million together with an uncommitted accordion feature for an additional $100 million(4) (collectively, the “Financing Package”). The royalty sale is subject to customary closing conditions and is anticipated to be completed on or about March 17, 2026, and closing of the prepayment facility is subject to customary closing conditions, including but not limited to, and inter-creditor arrangements and is anticipated to be completed by the end of the first quarter of 2026.

The Company has issued a notice of redemption of its existing convertible debentures as part of the recapitalization plan to provide the required security under the Financing Package. The Company is also contemplating the potential sale of a non-core asset and the issuance of debt or equity, or a combination thereof, to complete the recapitalization plan, which once complete, is expected to fully fund Phase one and Phase two of the development plan(3,6).

Upon completion of the Financing Package, the proceeds will be used to refurbish the Lone Tree Plant, fund resource expansion and infill drilling, and advance development, technical and permitting activities across the Company’s portfolio of assets, as well as for working capital purposes. The proceeds will also be used to extinguish the Company’s existing debt obligations of approximately $175 million(5). The Financing Package also provides flexibility to accelerate the feasibility study and permitting work for the Mineral Point open pit project. With several feasibility studies currently in progress, we continue to identify opportunities to optimize the development schedule for Phases two and Phase three.

Outlook

The Company achieved its 2025 guidance of 30,000 to 40,000 ounces, reporting 31,930 ounces of gold output, despite gold production being impacted by the timing of third-party processing. Granite Creek underground contributed 22,977 ounces within its expected range of between 20,000 to 30,000 ounces(3). The Company’s two residual heap leach operations contributed 8,953 ounces of gold compared to the approximately 10,000 ounces expected in 2025. Had timing of processing by the Company’s third-party processor been in line with plan, production for the year would have been at the higher end of the guidance range, given as at the end of December 2025, over 6,500 recovered ounces of gold were stockpiled at the third-party processing facility.

In 2025, the Company met its expected growth expenditures of between $40 million to $50 million that is primarily recognized in pre-development, evaluation and exploration expenditures.

2026 Outlook

The Company’s 2026 production, operating and pre-development, evaluation and exploration cost guidance is summarized below:

2026 Guidance
Production
Granite Creek underground	oz	30,000 - 40,000
Archimedes underground and residual heap leach	oz	10

Operating costs
Granite Creek underground	$M	$110 - $120
Archimedes underground	$M	$25 - $30

Sustaining capital	$M	$6 - $8

Growth capital
Lone Tree Plant	$M	$140 - $160
Granite Creek underground - water treatment	$M	$10 - $15

Pre-development expense
Granite Creek underground - mine development(a)	$M	$20 - $25
Archimedes underground - mine development	$M	$30 - $35

Evaluation and exploration expense
Resource expansion and infill drilling:
Granite Creek underground	$M	—
Archimedes underground	$M	$25 - $30
Mineral Point open pit	$M	$45 - $50

Permitting and technical	$M	$20 - $30
Notes to table above:
(a)Granite Creek mine development costs will be capitalized upon declaration of reserves, assuming reserves will be declared in the feasibility study, which is expected in the second quarter of 2026.

At Granite Creek, guidance is largely in line with the Preliminary Economic Assessment prepared in accordance with NI 43-101 and the corresponding Initial Assessment prepared under S-K 1300 each published in the first quarter of 2025 (collectively, the "PEA"), with some exceptions. As previously disclosed, the impact of underground water was not reflected in the PEA, resulting in (i) higher waste development rates required to catch up on development, (ii) additional capital required for dewatering infrastructure, (iii) lower grades processed in 2026 due to the delay in accessing the higher grade South Pacific Zone. Additionally, relative to the PEA, both recoveries and processing costs are higher due to the toll milling agreement entered into subsequent to the release of the PEA. Material mined is approximately 20% higher than the PEA, while mining, G&A and development and sustaining costs are in line. Step out and infill drilling budgets have been increased relative to the PEA due to the success of the 2025 program.

At Archimedes, tonnes and mined grade, and development costs are largely in line with the PEA. The exception is processing costs related to the new toll milling agreement entered into following the release of the PEA. Costs related to the Archimedes feasibility study have been brought forward to 2026 versus 2028 in the PEA. This includes infill drilling costs with an additional $10 million for an exploration drift and the cost of drilling longer holes.

Costs associated with pre-development activities at Mineral Point have been brought forward to 2026 from 2028. Resource expansion and infill drilling along with technical and early permitting activities are expected to total between $40 to $45 million and be funded through the portion of the proceeds from the Franco-Nevada Corporation royalty allocated to Mineral Point.

Other technical work, permitting activities, and holding costs are largely in line with estimates published in the respective PEAs.

This outlook, including expected results and targets, is subject to various risks, uncertainties and assumptions, which may impact future performance and the Company’s ability to achieve the results and targets discussed in this section. Please refer to the "Cautionary Statement on Forward-Looking Information" section. The Company may, but is under no obligation to, update this outlook depending on changes in metal prices and other factors.

Upcoming Catalysts

Over the next 12 to 18 months, the Company expects to deliver the following key catalysts across its gold portfolio while also identifying opportunities to optimize the development schedule:

Technical Studies
•Cove underground (Feasibility) — Q2 2026
•Granite Creek underground (Feasibility) — Q2 2026
•Archimedes underground (Feasibility) — Q1 2027
•Granite Creek open pit (Pre-feasibility/Feasibility) — Timeline under review
•Mineral Point open pit (Pre-feasibility/Feasibility) — Timeline under review

Lone Tree Plant
☑    Construction decision — Positive construction decision granted by the Board early-Q1 2026
•Commence demolition — Q2 2026
•Commence construction — H2 2026

Archimedes Underground
•Initiate infill drilling of lower Archimedes — Q2 2026
•First gold from upper Archimedes — Q4 2026

Recapitalization Plan
•Completion of Financing Package — Q1 2026
•Replace its existing convertible debentures with new convertible debentures — Q1 2026
•Potential sale of non-core asset — ongoing

OPERATIONAL AND FINANCIAL OVERVIEW

	Three months ended December 31,		Year ended December 31,
(in thousands of USD)	2025	2024	2025	2024
Revenue	21,290	23,228	95,193	50,335
Cost of sales	(16,350)	(20,939)	(81,961)	(64,569)
Depletion, depreciation and amortization	(256)	(486)	(1,726)	(1,489)
Gross profit (loss)	4,684	1,803	11,506	(15,723)

Expenses
Pre-development, evaluation and exploration	27,419	9,406	66,071	38,430
General and administrative	9,516	6,346	29,370	20,773
Property maintenance	3,588	3,592	14,198	14,161
Write-down of property, plant and equipment	26,246	—	26,246	—
Loss from operations	(62,085)	(17,541)	(124,379)	(89,087)

Other income and expenses, net	(20,201)	8,094	(47,202)	2,003
Interest expense	(6,562)	(7,944)	(30,555)	(32,951)
Loss before income taxes	(88,848)	(17,391)	(202,136)	(120,035)

Deferred tax recovery (expense)	3,289	(339)	3,289	(1,498)
Net loss	(85,559)	(17,730)	(198,847)	(121,533)

“Operations progressed well through the fourth quarter, closing out a busy and productive year,” said Paul Chawrun, Chief Operating Officer. “At Granite Creek underground, operations are on plan with ongoing upgrades to the water management infrastructure, resulting in expected improvements to the development rates and main decline advancement in 2026. The exploration campaign to infill drill the South Pacific Zone reported strong results to enhance the resource definition and will form the basis of the upcoming feasibility study.”

“At Ruby Hill, development of the Archimedes underground continues to progress very well with advancement rates, infrastructure, and resource definition of the upper 426 zone ahead of plan. A key focus for the next several months will be to advance the main decline towards initiation of the exploration drift to allow for the progression of the feasibility-level technical work for Ruby Deeps and the 426 zone at depth. At Lone Tree, work has been ongoing with the initial basic engineering and the long lead procurement packages as planned, with project completion remaining for first pour by December 31, 2027, as outlined in the Class 3 engineering study announced December 2025,” added Mr. Chawrun.

“Looking ahead to 2026, the exploration programs include additional resource definition and exploration drilling at Granite Creek, alongside substantial drilling campaigns planned for Ruby Deeps within lower Archimedes and at Mineral Point. We expect to have another productive year as we continue to prove out the potential of our asset base,” added Mr. Chawrun.

Granite Creek Property

The Granite Creek property includes the Granite Creek underground project, a fully permitted, constructed and operating mine and the Granite Creek open pit oxide deposit adjacent to the underground project, currently in early-stage permitting and technical work. Granite Creek underground is the Company's first brownfield project to be redeveloped and is currently ramping up towards steady-state gold output.

Granite Creek Property		Three months ended December 31,		Year ended December 31,
Operational Statistics		2025	2024	2025	2024
Oxide mineralized material mined	tonnes	15,490	21,369	70,183	62,789
Sulfide mineralized material mined	tonnes	25,777	8,148	71,704	27,338
Total oxide and sulfide mineralized material mined	tonnes	41,267	29,517	141,887	90,127
Oxide mineralized material mined grade	g/t	11.19	13.02	11.19	11.60
Sulfide mineralized material mined grade	g/t	9.01	9.77	9.08	8.21
Low-grade mineralized material mined[1]	tonnes	19,164	29,305	73,471	72,111
Low-grade mineralized material grade[1]	g/t	3.05	3.08	2.94	3.03
Waste mined	tonnes	33,808	65,668	140,014	164,010
Total material mined	tonnes	94,239	124,489	355,372	326,248
Processed mineralized material - sulfide	tonnes	4,044	30,911	46,789	35,613
Processed mineralized material - leach	tonnes	19,992	45,683	87,254	80,156
Total processed mineralized material	tonnes	24,036	76,594	134,043	115,769
Gold produced[2]	oz	3,605	4,027	22,977	16,382
Gold sold[2]	oz	5,226	5,583	21,637	10,961
Underground mine development (pre-development)	meters	329	211	1,088	1,147
Drilling	meters	8,315	—	18,985	7,136

Financial Statistics		2025	2024	2025	2024
Mining cost (total mineralized material and waste)	$/t	150	99	156	126
Processing cost (processed mineralized material)	$/t	95	31	136	33
Site general and administrative (“G&A”) (total mineralized material mined3)	$/t	26	21	30	33
Royalties	$000s	1,511	593	4,653	2,507
Capital expenditure[4]	$000s	2,496	60	5,045	1,138
Pre-development, evaluation and exploration expenses	$000s	15,443	5,491	38,026	24,428
Notes to table above:
1Low-grade mineralized material extracted as part of the mining process that is below cut-off grade but incrementally economic.
2Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 59% in 2025 (2024 - 58%).
3Total mineralized material mined consists of sulfide, oxide, and low-grade mineralized material.
4Capital expenditure based on accrual basis.

Granite Creek Underground

Mining & Processing

Mineralized material mined at Granite Creek underground is processed as follows: (i) sulfide mineralized material is processed at a third-party processing facility and subject to a toll milling agreement entered into in March 2025, (ii) high-grade oxide mineralized material subject to an ore sales agreement, and (iii) low-grade oxide material is placed on a segregated section of the Company’s Lone Tree heap leach facility.

Mining activities for the current quarter and year ended December 31, 2025 exceeded the comparative prior-year periods. The outperformance was due to increased access to mineralized material from ongoing stope development, adjustments to mine sequencing, improving ground conditions and the delineation of additional high-grade areas through short-term drilling that were not included in the original resource model. Water inflows remained stable during the quarter and the upgraded pumping system continued to perform as expected. The construction of the water treatment plant is on track for completion near the end of the second quarter of 2026. The water treatment plant is designed to increase the capacity for surface water treatment and improve the management of water quality in preparation for ultimate discharge, supporting the Company's long-term groundwater management objectives and future operating stability.

The Company continues to encounter elevated levels of oxide mineralized material compared to levels anticipated in the March 2025 PEA at Granite Creek. The lower-grade oxide mineralized material continues to be suitable for processing via heap leach at the Company's Lone Tree heap leach facility.

During the year, the Company's stockpile of sulfide mineralized material, which is processed under a third-party toll milling agreement, reached higher than expected levels due to delays at the third-party processing facility. As at December 31, 2025, the sulfide mineralized material stockpile of over 6,500 recovered ounces of gold is expected to be processed during the first quarter of 2026.

Pre-development, evaluation, and exploration expenses were $15.4 million for the three months ended December 31, 2025 and $38.0 million for the year ended December 31, 2025, which were primarily related to underground mine development and infill drilling to upgrade mineral resources.

Infill Drilling

Infill drilling of the South Pacific Zone was initiated in June 2025 and concluded at the end of the year. These infill drilling results successfully support the geological model, confirming the continuity and high-grade nature of the deposit. The overall program included 16,000 meters drilled over 46 holes, including six additional infill holes to test and confirm continuity of mineralization. Additionally, results from seven step-out holes reinforced the Company's belief in the potential to expand mineralization in the South Pacific Zone which could ultimately expand the Project's mine life. Assay results demonstrated robust high-grade mineralization throughout the South Pacific Zone and suggest the potential to continue to expand the South Pacific Zone to the north and at depth. Results from this drill program can be found in the most recent news release dated January 20, 2026 titled, "i-80 Gold Reports New High-grade Assay Results Reinforcing Resource Expansion Potential at Granite Creek Underground Project".

This program was primarily focused on infill drilling to support the conversion of mineral resources from the inferred resource category to the indicated category to form the basis for the upcoming feasibility study and mine plan for Granite Creek underground. Results from the 2025 drill program will be combined with infill drilling data from 2023 and 2024 to produce an updated mineral resource estimate using three years of additional data and to evaluate potential production and productivity improvements as the water management improves with additional lateral extent of the mineralized zone and improved ground conditions with depth. The feasibility study is planned for completion in the second quarter of 2026.

The Company is encouraged by the operating and technical improvements at Granite Creek and continues to believe this project represents significant future value. Exploration drilling is planned in 2026 to test high potential targets and additional drilling to further delineate resources.

Granite Creek Open Pit

Following the release of the Granite Creek open pit PEA, technical work has been underway to advance the project toward either a pre-feasibility or a feasibility level study. Simultaneously, technical trade off analyses are being conducted to optimize the project economics. Geotechnical and metallurgical drilling locations have been identified, and a study schedule is under management review. Geotechnical drilling in support of the selection of facility site locations was deferred in 2025 due to ongoing operating permit updates for the underground, pushing the start of drilling for the open pit project into 2026, and resulting in a timeline that is under review to optimize the future growth plan.

Permitting activities for the open pit expansion progressed as planned, with initial biological baseline field studies completed in the period ending December 2025. Based on preliminary assessments of potential environmental impacts, the project may require preparation of an Environmental Impact Statement ("EIS") under the Bureau of Land Management ("BLM") process. Early-stage permitting activities will continue in 2026 followed by commencement of baseline field studies in 2027 to support the National Environmental Policy Act (“NEPA”) permitting process.

Ruby Hill Property

The Ruby Hill property includes the Archimedes underground project, the Company's second planned underground mine for which construction began during the third quarter, and the Mineral Point open pit which is a large oxide gold and silver deposit with the potential to become the Company’s largest gold producing asset. During the first quarter of 2025, the Company finalized a PEA for the Ruby Hill property covering both the Archimedes underground and Mineral Point open pit.
At Archimedes underground, permitting for mining above the 5100-foot level is complete. Construction has progressed above expectations and approximately 682 meters of development has been completed during the year. Infill delineation drilling of the 426 zone of upper Archimedes commenced in the fourth quarter and initiation of infill drilling in the Ruby Deeps zone of lower Archimedes is expected to commence in the second quarter of 2026, which will form the basis of a feasibility study expected in the first quarter of 2027, approximately 12 months earlier than indicated in the PEA. Predictive groundwater models for Archimedes underground have started with construction of an additional dewatering well in the first quarter of 2026. Permitting activities below the 5100-foot elevation are underway with an estimated completion by mid-2027, while reviewing opportunities to expedite the timeline.

The timeframe for first gold mined is in the second half of 2026. The Company continues to leach the historic leach pads on the property recovering minor amounts of gold.

Capital expenditures for the year were primarily from the construction of a maintenance shop related to the Archimedes underground access portal and purchases of light equipment.

At Mineral Point open pit, the drill program that commenced in the second quarter of 2025 continued with two surface core drill rigs and completed 5,532 meters of surface core drilling during the year ended December 31, 2025. This drill program was designed to support geotechnical, metallurgical and hydrogeology studies for baseline data to advance permitting and engineering work. Mineral Point currently hosts the Company’s largest gold and silver mineral resources. Due to the economic potential at Mineral Point, the Company is accelerating infill drilling and technical work to support pre-feasibility and feasibility studies. The proposed royalty financing comprising part of the Financing Package committed subsequent to December 31, 2025 contemplates $50 million available to advance these projects in 2026.

Pre-development, evaluation and exploration expenditures were $8.9 million and $18.4 million for the three and twelve months ended December 31, 2025, primarily due to increased spending at the Archimedes underground project. The higher expenditure is driven by a decline advance rate that exceeded expectations, resulting in accelerated development activity and the construction of surface infrastructure.

For the residual leaching process, management is focused on improving solution management and optimizing cyanide application rates with the objective of increasing production from the historic leach pad during the first quarter of 2026.

Cove Project

Cove is an advanced stage exploration project and is expected to be the Company's third underground mine.

National Environmental Policy Act ("NEPA") permitting activities are underway with the Bureau of Land Management ("BLM") at Cove in anticipation of an EIS. i-80 Gold is actively advancing major permit applications with the goal of aligning regulatory approvals with planned development timelines.

Over the last two years, the Company completed approximately 32,992 meters of infill drilling at Cove. Drilling was conducted across the Gap and Helen zones on approximately 30-meter spacing. The result of this work advanced management's understanding of the Cove project by providing a more robust geological model, a greater understanding of the gold mineralization including continuity and grade, and increased confidence in future mineral resource delineation reinforcing the potential for a high-grade underground operation. Collectively, the program has strengthened the technical foundation required for the transition from the current PEA work towards completing a feasibility study, which is planned for completion in the second quarter of 2026 and which will replace the Cove PEA filed in March 2025.

Based on this additional work, it is now anticipated that the forthcoming mineral resource estimate for Cove – to be included in the 2026 planned feasibility study – is expected to reflect a conversion of currently estimated inferred and indicated resources into higher confidence categories of resource classification. These results further validate the Company’s understanding of Cove as representing a Carlin-style mineralized system with an anticipated high degree of mineral resource conversion through additional drilling.

Lone Tree Plant

The Lone Tree Plant is envisioned to process material from the Company’s three underground mines, Granite Creek, Archimedes, and Cove, to establish a regional hub-and-spoke mining and processing model. Upon refurbishment and commissioning as planned, the Lone Tree Plant will allow the Company to transition from toll milling to owner-operated processing. This shift is expected to materially increase operating margins and enhance free cash flow generation.

During the fourth quarter, a Study was completed for the Lone Tree Plant refurbishment. The Study updates an internal feasibility study completed in 2023 to incorporate design optimizations, value engineering initiatives, a filtered tailings system, and updated cost estimates to support an improved execution strategy. A positive construction decision was made in the first quarter of 2026 with the recapitalization. Plant commissioning is anticipated at the end of 2027.

The Lone Tree Plant is expected to operate at a nameplate capacity of 2,268 tonnes per day or 827,806 tonnes per annum, consistent with historic production rates. The processing circuit will incorporate an integrated pressure oxidation (“POX”) and carbon-in-leach (“CIL”) circuits capable of processing both refractory (sulfide) and non-refractory (oxide) mineralized material. The scope of work includes a combination of improved design components and the replacement of some existing infrastructure aimed at modernizing the Lone Tree Plant to improve process efficiency and operating flexibility, and to meet new environmental compliance standards, including the upgrade of the existing autoclave to a modern pressure oxidation circuit.

The refurbishment has a capital cost estimate of $412 million, inclusive of contingency, owner’s costs, and first fills, plus $18 million in capital spares for a total of $430 million. The estimate is higher than the anticipated amount of approximately $400 million, largely due to increased costs associated with inflation and engineering design details, and additional redundancy by expanding the capacity of the filtered tailings system.

In August 2025, the Board of Directors approved a limited notice to proceed with detailed engineering to allow for the procurement of long-lead equipment and the details required for updating operating permits. The Lone Tree Plant is permitted for the existing operational components in use. The approval of new and revised permit applications pertaining to air quality, water pollution control, mercury abatement, and reclamation management programs for the new design remain outstanding. The Company is targeting submittal of the necessary applications for the primary environmental permits in the first quarter of 2026. Various construction activities are expected to commence upon the approval of the associated permits.

The leaching of the historic leach pad at Lone Tree continues to produce gold at profitable quantities.

Capital expenditures during the year ended December 31, 2025 and in the comparative period were primarily related to the technical work to support the refurbishment of the Lone Tree Plant.

FINANCIAL STATEMENTS

This press release should be read in conjunction with i-80 Gold’s annual report on Form 10-K, including the audited consolidated financial statements and associated Management's Discussion and Analysis of Financial Condition and Results of Operation for the year ended December 31, 2025 included therein, which is available on the Company’s website at www.i80gold.com, and under the Company's issuer profile on EDGAR at www.sec.gov and SEDAR+ at www.sedarplus.ca.

CONFERENCE CALL AND WEBCAST

Management will hold a conference call and audio webcast to discuss the fourth quarter and full year highlights followed by a question-and-answer session with participants. The details are as follows:

Date:                February 20, 2026
Time:                10:00 a.m. ET
Webcast:            app.webinar.net/r3PBKd1OR4q
Telephone:             1-416-945-7677
Toll-free (North America):     1-888-699-1199

QUALIFIED PERSONS

All scientific and technical information contained in this press release has been reviewed, verified and compiled under the supervision of Paul Chawrun, P.Eng., member of the Professional Engineers of Ontario (PEO) and the Company’s Chief Operating Officer, and Tyler Hill, CPG., Vice President Geology for the Company, each of whom is a “Qualified Person” within the meaning of National Instrument 43-101 – Standards of Disclosure for Mineral Projects and S-K 1300 and Subpart 1300 of Regulation S-K under the U.S. Securities Act of 1933, as amended.

ENDNOTES

(1)Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 59% in 2025 (2024 - 58%).
(2)This is a Non-GAAP Measure; please see “Non-GAAP Financial Performance Measures” section.
(3)Consolidated gold output estimates and average annual gold output targets are based on the most recent LOM output schedules disclosed in the latest technical studies filed for each respective project and related property: Granite Creek underground project, Archimedes underground project, Cove underground project, Granite Creek open pit project, and Mineral

Point open pit project. These anticipated output figures are preliminary in nature and are based on mineral resources, which do not have demonstrated economic viability, and are not mineral reserves. In addition, each of the foregoing technical reports are preliminary economic assessments/initial assessments that are preliminary in nature and each include an economic analysis that is based, in part, on inferred mineral resources. Inferred mineral resources are considered too speculative geologically to have for the application of economic considerations applied to them that would enable them to be categorized as mineral reserves. As such, there is no certainty that the output targets will be realized. The anticipated output targets are also pending the refurbishment and commissioning of the Lone Tree Plant. The output targets presented herein are Company goals and not a projection of results and should not be taken as output guidance, unless specified. All of the Company’s projects are considered exploration stage projects under S-K 1300 because the Company has not determined mineral reserves at any of its properties pursuant to S-K 1300. With respect to Granite Creek underground and Archimedes underground, located on the Ruby Hill property, the Company has started extraction activities without determining mineral reserves. The following technical reports for each project and related property have been prepared in accordance with NI 43-101: Preliminary Economic Assessment Technical Report for the Cove Project, Lander County, Nevada (March 31, 2025); Preliminary Economic Assessment Technical Report for the Granite Creek Mine Project, Humboldt County, Nevada, USA (March 31, 2025); and Preliminary Economic Assessment NI 43-101 Technical Report for the Ruby Hill Project, Eureka Country, Nevada, USA (March 31, 2025). Corresponding technical reports prepared in accordance with S-K 1300 are as follows: Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada (March 26, 2025); Initial Assessment of the Granite Creek Mine, Humboldt County, NV (March 26, 2025); and Initial Assessment of the Ruby Hill Project, Eureka County NV (March 29, 2025). Pending the successful development and commissioning of the Company’s Lone Tree autoclave.
(4)Subject to customary closing conditions and inter-creditor arrangements anticipated to be completed by the end of the first quarter of 2026.
(5)The proceeds of the financing package of up to $500 million announced by press release on February 12, 2026 (the “Financing Package”) will be used to retire all of the Company’s existing debt obligations, including approximately $95 million to settle the Gold Prepay Agreement and the Convertible Loan with Orion Resource Partners (across various funds) with the exception of a Silver Purchase and Sale Agreement held by Orion Mine Finance Fund III (HG) Ltd. Additionally, Convertible Debentures amounting to approximately $86 million will be retired from the proceeds of the Financing Package. Convertible Debenture holders have the right to elect to convert accrued interest into i-80 Gold common shares.
(6)Based on LOM gold output and capital costs outlined in the most recent LOM schedules disclosed in the latest technical studies filed for each respective project and related property: the Lone Tree Facility, Granite Creek underground, Archimedes underground, Cove underground and Granite Creek open pit when using a gold price assumption of $3,600/oz for the purposes of anticipated cash flow from operations. While the economics of the latest technical studies were completed at $2,175/oz with gold price sensitivities of up to $3,000/oz, a gold price assumption of $3,600/oz is in line with current long term consensus prices.

ABOUT i-80 GOLD CORP.

i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a new development plan to advance its high-quality high-grade asset portfolio. The Company is the fourth largest mineral resource holder in the state with a pipeline of three underground and two open pit projects strategically located in some of Nevada’s most prolific gold-producing trends. Leveraging its central processing facility following a refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the Toronto Stock Exchange (TSX: IAU) and the NYSE American (NYSE: IAUX). For more information, visit www.i80gold.com.

For further information, please contact:

Leily Omoumi - SVP Corporate Development and Strategy
Caterina De Rosa - Director Investor Relations
1.866.525.6450
info@i80gold.com
www.i80gold.com

CAUTIONARY STATEMENT ON FORWARD LOOKING INFORMATION

Certain information set forth in this press release, including but not limited to management's assessment of the Company's future plans and operations; the anticipated timing of permitting the Lone Tree Plant, construction and commissioning; the anticipated benefits of the refurbished processing plant including to cash margins and recoveries; the anticipated cost and payback period of the refurbishment plan; the perceived merit of projects or deposits; the impact, timing, and execution of the Company’s new development plan; the anticipated timing of permitting, production, project development, the Financing Package comprising part of the recapitalization plan, or completion dates for feasibility studies, technical studies, and recapitalization plan; execution and timing of all asset advancements in the Financing Package and the new development plan; that ramp-up activities at Granite Creek will lead to steady state production; the Granite Creek dewatering campaign; the potential to utilize the autoclave infrastructure at the Lone Tree Plant to process mineralized material pending the outcome of the 2025 refurbishment; that Mineral Point will become the Company’s largest producing asset and is expected to provide the biggest step change in company-wide production; the successful permitting of each project; the ability to further de-risk the development pipeline; the timing, completion and results of the Company’s drill programs; the inclusion of drill results in future feasibility studies; that any of the projects will reach commercial production; and the Company’s ability to achieve mid-tier production status; outlook on gold output; the anticipated growth expenditures; the anticipated timing of permitting, production, project development or technical studies; the timing and completion of the Financing Package, including the royalty sale with Franco-Nevada Corporation and the gold prepayment facility with National Bank of Canada and Macquarie Bank Limited; the Company's 2026 production, operating and development cost guidance; the anticipated timing for water treatment plant completion at Granite Creek; expected conversion of mineral resources to higher confidence categories at Cove; anticipated commissioning of the Lone Tree Plant by the end of 2027; the expected timing of first gold from upper Archimedes; the anticipated retirement and replacement of existing convertible debentures; and the potential sale of a non-core asset constitutes forward looking statements or forward-looking information within the meaning of applicable securities laws.

All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. Readers are cautioned that the assumptions used in the preparation of information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward looking statements.

The Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive therefrom. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, the ability to access sufficient capital from internal and external sources such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. The Company's ability to refinance its indebtedness will depend on the capital markets and its financial condition at such time, currency fluctuations, construction and operational risks, licensing and permit requirements, environmental risks, competition from other industry participants, the lack of availability of qualified personnel or management, imprecision of mineral resource, or production estimates. Additional risks include uncertainties related to completion of the Financing Package and satisfaction of customary closing conditions; risks associated with the refurbishment of the Lone Tree Plant, including cost overruns and construction delays; risks related to third-party toll milling arrangements and processing delays; uncertainties regarding water management and groundwater inflows at Granite Creek; risks related to the conversion of mineral resources and the results of feasibility studies; and the ability of the Company to retire and replace existing debt obligations on favorable terms. Please see “Risks Factors” in the Form 10-K for the fiscal year ended December 31, 2024 for more information regarding risks pertaining to the Company, which is available on EDGAR at www.sec.gov/edgar and SEDAR+ at www.sedarplus.ca. Readers are encouraged to carefully review these risk factors as well as the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. All forward-looking statements contained in this press release speak only as of the date of this press release or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

The Company has included certain terms or performance measures commonly used in the mining industry that are not defined under US GAAP in this document. These include adjusted loss, adjusted loss per share, and average realized price per ounce. Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company's Financial Statements.

Definitions

"Average realized gold price” per ounce of gold sold is a non-GAAP measure and does not constitute a measure recognized by US GAAP Accounting Standards and does not have a standardized meaning defined by US GAAP Accounting Standards. It may not be comparable to information in other gold producers’ reports and filings. Management believes this non-GAAP measure improves the understanding of revenue.

"Adjusted loss” and “adjusted loss per share” are non-GAAP financial performance measures that the Company considers to better reflect normalized earnings because it eliminates temporary or non-recurring items such as: (loss) gain on warrants, gain (loss) on Convertible Loans, and loss on fair value measurement of Gold Prepay Agreement and Silver Purchase Agreement. Adjusted loss per share is calculated using the weighted average number of shares outstanding under the basic calculation of earnings per share.

Average realized gold price per ounce of gold sold(2)

	Three months ended December 31,		Year ended December 31,
(in thousands of U.S. dollars, unless otherwise noted)	2025	2024	2025	2024
Consolidated
Revenue	21,290	23,228	95,193	50,335
Silver revenue	(3)	(53)	(223)	(125)
Gold revenue	21,287	23,175	94,970	50,210
Gold sold¹	5,477	9,053	28,196	21,527
Average realized gold price ($/oz)	3,887	2,560	3,368	2,332

Lone Tree
Revenue	3	5,028	14,429	16,534
Silver revenue	(3)	(53)	(48)	(82)
Gold revenue	—	4,975	14,381	16,452
Gold sold	—	1,859	4,461	6,948
Average realized gold price ($/oz)	N/A	2,676	3,224	2,368

Ruby Hill
Revenue	991	4,177	7,189	8,409
Silver revenue	—	—	(175)	(43)
Gold revenue	991	4,177	7,014	8,366
Gold sold	251	1,611	2,098	3,618
Average realized gold price ($/oz)	3,948	2,593	3,343	2,312

Granite Creek
Revenue	20,296	14,023	73,575	25,392
Gold ounces sold[1]	5,226	5,583	21,637	10,961
Average realized gold price ($/oz)	3,884	2,512	3,400	2,317
Note to table above:
1. Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 59% in 2025 (2024 - 58%)

Adjusted loss(2)

Adjusted loss and adjusted loss per share exclude a number of temporary or one-time items detailed in the following table:

	Three months ended December 31,		Year ended December 31,
(in thousands of U.S. dollars, unless otherwise noted)	2025	2024	2025	2024
Net loss	$(85,559)	$(17,730)	$(198,847)	$(121,533)
Adjust for:
Write-down of property, plant and equipment	(26,246)	—	(26,246)	—
Loss on Silver Purchase Agreement and embedded derivative	(7,973)	(3,318)	(14,575)	(9,897)
(Loss) gain on fair value measurement of warrant liability	(12,833)	8,293	(17,959)	8,981
Loss on Gold Prepay Agreement and embedded derivative	(1,275)	(77)	(16,158)	(7,990)
Gain (loss) on fair value measurement of Convertible Loans	547	3,375	(989)	11,799
Loss on deferred consideration	—	—	—	(102)
Inventory NRV adjustment	—	(1,008)	—	(13,103)
Total adjustments	$(47,780)	$7,265	$(75,927)	$(10,312)
Adjusted loss	(37,779)	(24,995)	(122,920)	(111,221)
Weighted average shares	825,885,244	396,433,803	671,730,323	359,206,859
Adjusted loss per share	$(0.05)	$(0.06)	$(0.18)	$(0.31)

Adjusted loss is higher for the three months and year ended December 31, 2025, compared to the prior year periods due to increased pre-development, evaluation and exploration expenses partially offset by higher gross profit.